Exhibit 4.92
EXECUTION VERSION

Dated 3 December 2018

TOP SHIPS INC.
as Guarantor

and

SEA 104 LEASING CO., LIMITED
as Owner

________________________________

GUARANTEE
_________________________________

relating to a Bareboat Charter of the vessel m.v. ECO BEVERLY HILLS dated _____________ 2018

Index

Clause		Page

1	INTERPRETATION	1
2	GUARANTEE	2
3	LIABILITY AS PRINCIPAL AND INDEPENDENT DEBTOR	2
4	EXPENSES	3
5	ADJUSTMENT OF TRANSACTIONS	3
6	PAYMENTS	3
7	INTEREST	3
8	SUBORDINATION	4
9	ENFORCEMENT	4
10	REPRESENTATIONS AND WARRANTIES	4
11	UNDERTAKINGS	7
12	JUDGMENTS AND CURRENCY INDEMNITY	12
13	SUPPLEMENTAL	12
14	ASSIGNMENT	14
15	NOTICES	14
16	INVALIDITY OF BAREBOAT CHARTER	14
17	GOVERNING LAW AND ENFORCEMENT	15
SCHEDULE 1		16
FORM OF COMPLIANCE CERTIFICATE		16
EXECUTION PAGE		17

THIS GUARANTEE is made on 3 December 2018
BETWEEN
(1)
TOP SHIPS INC., a corporation incorporated under the laws of Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands, MH96960 (the “Guarantor”); and

(2)
SEA 104 LEASING CO., LIMITED, a company incorporated under the laws of Hong Kong whose registered office is at 46th Floor, Champion Tower, 3 Garden Road, Central (the “Owner” which expression includes its successors and assigns).

BACKGROUND
(A)
By a bareboat charter dated 3 December 2018 (the “Bareboat Charter”) and made between (i) the Owner, as owner and (ii) Malibu Warrior Inc., a corporation incorporated under the laws of Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands, MH96960, as charterer (the “Charterer”), the Owner has agreed to bareboat charter the crude oil carrier with Builder hull no. S875 (the “Vessel”) to the Charterer pursuant to the terms and conditions contained therein.

(B)	The Guarantor is a shareholder of the Charterer and holds 100 per cent. of all of the issued shares in the Charterer.
(C)	The execution and delivery to the Owner of this Guarantee is one of the conditions to the chartering of the Vessel under the Bareboat Charter.
(D)	This Guarantee is the Guarantee referred to in the Bareboat Charter.
IT IS AGREED as follows:
1	INTERPRETATION
1.1	Defined expressions. Words and expressions defined in the Bareboat Charter shall have the same meanings when used in this Guarantee unless the context otherwise requires.
1.2	Construction of certain terms. In this Guarantee:
“bankruptcy” includes a liquidation, receivership or administration and any form of suspension of payments, arrangement with creditors or reorganisation under any corporate or insolvency law of any country.
“control” over a particular company means the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to:
(a) cast, or control the casting of, more than 51 per cent, of the maximum number of votes that might be cast at a general meeting of such company;
(b) appoint or remove all, or the majority, of the directors or other equivalent officers of such company; or
(c) give directions with respect to the operating and financial policies of such company with which the directors or other equivalent officers of such company are obliged to comply.

“Compliance Certificate” means a certificate in the form set out in Schedule 1 or in any other form approved by the Owner.
“Group” means the Guarantor and its subsidiaries from time to time.
“Party” means a party to this Guarantee.
“Relevant Person” means each “Relevant Person” as defined in the Bareboat Charter.
2	GUARANTEE
2.1	Guarantee and indemnity. The Guarantor unconditionally and irrevocably:
(a)	guarantees the due payment of all amounts payable by each other Relevant Person under or in connection to each Leasing Document to which such Relevant Person is a party;
(b)	undertakes to pay to the Owner on the Owner’s demand any such amount which is not paid by that Relevant Person when due and payable under or in connection to that Leasing Document;
(c)	guarantees the punctual performance by that Relevant Person of all that Relevant Person’s obligations under or in connection with that Leasing Document; and
(d)
fully indemnifies the Owner on its demand in respect of all claims, expenses, liabilities and losses which are made or brought against or incurred by the Owner as a result of or in connection with any obligation or liability guaranteed by the Guarantor being or becoming unenforceable, invalid, void or illegal; and the amount recoverable under this indemnity shall be equal to the amount which the Owner would otherwise have been entitled to recover.

2.2	No limit on number of demands. The Owner may serve more than one demand under Clause 2.1.
2.3	Guarantee of whole amount. This Guarantee shall be construed and take effect as a guarantee of all amounts due to the Owner under the Leasing Documents to which each other Relevant Person is a party.
3	LIABILITY AS PRINCIPAL AND INDEPENDENT DEBTOR
3.1
Principal and independent debtor. The Guarantor shall be liable under this Guarantee as a principal and independent debtor and accordingly it shall not have, as regards this Guarantee, any of the rights or defences of a surety.

3.2	Waiver of rights and defences. Without limiting the generality of Clause 3.1, the Guarantor shall neither be discharged by, nor have any claim against the Owner in respect of:
(a)	any amendment or supplement being made to the Bareboat Charter or any other Leasing Document;
(b)	any arrangement or concession (including a rescheduling or acceptance of partial payments) relating to, or affecting, the Bareboat Charter or any other Leasing Document;
(c)	any release or loss (even though negligent) of any right or Security Interest created by any Leasing Document;
(d)
any failure (even though negligent) promptly or properly to exercise or enforce any such right or Security Interest, including a failure to realise for its full market value an asset covered by such a Security Interest; or

(e)	the Bareboat Charter or any other Leasing Document now being or later becoming void, unenforceable, illegal or invalid or otherwise defective for any reason, including a neglect to register it.
4	EXPENSES
4.1
Costs of preservation of rights, enforcement etc. The Guarantor shall pay to the Owner on its demand the amount of all expenses (including, without limitation, legal fees) incurred by the Owner in connection with the enforcement of, or the preservation of any rights under this Guarantee or any other Leasing Document, including any advice, claim or proceedings relating to such matters.

4.2
Fees and expenses payable under Leasing Documents. Clause 4.1 is without prejudice to the Guarantor’s liabilities in respect of any other Relevant Person’s obligations under any Leasing Document to which it is a party.

5	ADJUSTMENT OF TRANSACTIONS
5.1
Reinstatement of obligation to pay. The Guarantor shall pay to the Owner on its demand any amount which the Owner is required, or agrees, to pay pursuant to any claim by, or settlement with, a trustee in bankruptcy of any other Relevant Person on the ground that any Leasing Document to which that Relevant Person is a party, or a payment by that Relevant Person, was invalid or unenforceable or on any similar ground.

6	PAYMENTS
6.1	Method of payments. Any amount due under this Guarantee shall be paid:
(a)	in immediately available funds;
(b)	to such account as the Owner may from time to time notify to the Guarantor;
(c)	without any form of set-off, cross-claim or condition; and
(d)	free and clear of any tax deduction or withholding for or on account of any tax payable under any law of relevant jurisdictions except a tax deduction which the Guarantor is required by law to make.
6.2
Grossing-up for taxes. If the Guarantor is required by law to make a tax deduction, the amount due to the Owner shall be increased by the amount necessary to ensure that the Owner receives and retains a net amount which, after the tax deduction, is equal to the full amount that it would otherwise have received.

6.3
Indemnity and evidence of payment of taxes. The Guarantor shall fully indemnity the Owner on the Owner’s demand in respect of all claims, expenses, liabilities and losses incurred by the Owner by reason of any failure of the Guarantor to make any tax deduction or by reason of any increased payment not being made on the due date for such payment in accordance with Clause 6.2. Within 30 days after making tax deduction, that Guarantor shall deliver to the Owner any receipts, certificates or other documentary evidence satisfactory to the Owner that the tax had been paid to the appropriate taxation authority.

7	INTEREST
7.1
Accrual of interest. Any amount due under this Guarantee shall carry interest after the date on which the Owner demands payment of it until it is actually paid, unless interest on that same amount also accrues under the Bareboat Charter.

7.2
Calculation of interest. Interest under this Guarantee shall be calculated and accrue (as well after as before judgment) at the rate described in Clause 36.12 of the Bareboat Charter and otherwise in accordance with the terms thereof.

8	SUBORDINATION
8.1
Subordination of rights of Guarantor. All rights which the Guarantor at any time has (whether in respect of this Guarantee or any other transaction) against each other Relevant Person or its assets shall be fully subordinated to the rights of the Owner under the Leasing Documents (or any of them), and in particular, the Guarantor shall not:

(a)	claim, or in a bankruptcy of that Relevant Person prove for, any amount payable to the Guarantor by that Relevant Person, whether in respect of this Guarantee or any other transaction;
(b)	take or enforce any Security Interest for any such amount;
(c)	claim to set-off any such amount against any amount payable by the Guarantor to that Relevant Person; or
(d)	claim any subrogation or other right in respect of any Leasing Document or any sum received or recovered by the Owner under such Leasing Document.
9	ENFORCEMENT
9.1
No requirement to commence proceedings against other Relevant Person. The Owner will not need to commence any proceedings under, or enforce any Security Interest created by, the Bareboat Charter or any other Leasing Document before claiming or commencing proceedings under this Guarantee.

9.2	Conclusive evidence of certain matters. However, as against the Guarantor:
(a)
any final and unappealable judgment or order of a court in England or any Relevant Jurisdiction or award of an arbitration tribunal in London in connection with the Bareboat Charter or any other Leasing Document; and

(b)	any statement or admission of any other Relevant Person in connection with the Bareboat Charter or any other Leasing Document, shall be binding and conclusive as to all matters of fact and law to which it relates.
10	REPRESENTATIONS AND WARRANTIES
10.1	General. The Guarantor represents and warrants to the Owner and the Other Owners as of the date of this Guarantee, and on each day henceforth until the last day of the Security Period as follows.
10.2	Status.
(a)	The Guarantor is duly incorporated and validly existing and in good standing under the laws of Marshall Islands.
(b)	The Guarantor is not a FATCA FFI or a US Tax Obligor.
10.3	Corporate power. The Guarantor has the corporate capacity, and has taken all corporate action and obtained all consents necessary for it:
(a)	to execute this Guarantee or any other Leasing Document to which it is a party; and

(b)	to make all the payments contemplated by, and to comply with, this Guarantee or any other Leasing Document to which it is a party.
10.4	Consents in force. All the capacities, actions and consents referred to in Clause 10.3 remain in full force and nothing has occurred which makes any of them liable to revocation.
10.5	No conflicts. The execution by the Guarantor of the Leasing Documents to which it is a party and its compliance with this Guarantee will not involve or lead to a contravention of:
(a)	any law or regulation; or
(b)	the constitutional documents of the Guarantor; or
(c)	any contractual or other obligation or restriction which is binding on the Guarantor or any of its assets.
10.6
Legal, valid and binding obligations. This Guarantee and the Leasing Document to which it is a party do now or will upon execution and delivery constitute the Guarantor’s legal, valid and binding obligations enforceable against it in accordance with its terms and any relevant insolvency laws affecting creditors’ rights generally.

10.7
Governing law. The choice of governing law as stated in this Guarantee and the agreement by the Guarantor to refer disputes to the relevant courts or tribunals as stated herein are valid and binding against the Guarantor.

10.8
Immunity. Neither the Guarantor nor any of its assets are entitled to immunity on the grounds of sovereignty or otherwise from any legal action or proceeding (which shall include, without limitation, suit, attachment prior to judgment, execution or other enforcement).

10.9
Pari passu ranking. The obligations of the Guarantor under this Guarantee, are the direct, general and unconditional obligations of the Guarantor and rank at least pari passu with all other present and future unsecured and unsubordinated creditors of the Guarantor save for any obligation which is mandatorily preferred by law and not by virtue of any contract.

10.10	Legal or administrative action. No legal or administrative action involving the Guarantor has been commenced or taken which would have required notification to the Owner under Clause 11.8.
10.11
No insolvency. The Guarantor is not insolvent or in liquidation or administration or subject to any other formal or informal insolvency procedure, and no receiver, administrative receiver, administrator, liquidator, trustee or analogous officer has been appointed in respect of the Guarantor or all or material part of their assets.

10.12	Tax obligor and place of business. The Guarantor is not a US Tax Obligor, and has not established a place of business in the United Kingdom or the United States of America.
10.13
No withholding taxes. All payments which the Guarantor is liable to make under the Leasing Documents to which it is a party may be made without deduction or withholding for or on account of any tax payable under any law of relevant jurisdictions.

10.14	Taxes paid. The Guarantor has paid all taxes applicable to, or imposed on or in relation to it, its business or except for those being contested in good faith with adequate reserves.
10.15
No default. No Termination Event or Potential Termination Event has occurred nor is continuing or might reasonably be expected to result from the entry into and performance of this Guarantee or any other Leasing Document.

10.16
Information. Any factual information provided by the Guarantor (or on its behalf) to the Owner was true and accurate in all material respects as at the date it was provided or as the date at which such information was stated; all accounts (audited and unaudited) delivered under Clause 11.3 satisfied the requirements of Clause 11.4; and there has been no Material Adverse Effect on the Guarantor from its position disclosed in the latest of those accounts.

10.17
No litigation. No legal or administrative action involving the Guarantor has been commenced or taken or, to the Guarantor’s knowledge, is likely to be commenced or taken which, in either case, would be likely to have a Material Adverse Effect on the Guarantor.

10.18	Sanctions.
(a)	No Relevant Person, nor any of their respective directors, officers, or employees, is a Restricted Person.
(b)
Each Relevant Person, and their respective directors, officers, and employees is in compliance with all Sanctions laws, and none of them have been or are currently being investigated on compliance with Sanctions, they have not received notice or are aware of any claim, action, suit or proceeding against any of them with respect to Sanctions and they have not taken any action to evade the application of Sanctions.

(c)
No Relevant Person (other than the BP Charterer, the Builder and the Refund Guarantor) is in breach of any Anti-Money Laundering Laws, Anti-Terrorism Financing Laws and/or Business Ethics Laws and, to the extent required by applicable law, has instituted and maintained systems, controls, policies and procedures designed to:

(i)	prevent and detect incidences of bribery and corruption, money laundering and terrorism financing; and
(ii)
promote and achieve compliance with Anti-Money Laundering Laws, Anti-Terrorism Financing Laws and Business Ethics Laws including, but not limited to, ensuring thorough and accurate books and records, and utilization of best efforts to ensure that Affiliates acting on behalf of a Relevant Person (other than the BP Charterer, the Builder and the Refund Guarantor) shall act in compliance with Anti-Money Laundering Laws, Anti-Terrorism Financing Laws and Business Ethics Laws.

10.19
Environmental Laws. All Environmental Laws relating to the ownership, operation and management of the Vessel and the business of each Relevant Person (as now conducted and as reasonably anticipated to be conducted in the future) have been complied with.

10.20	Environmental Claim. No Environmental Claim has been made or threatened against any Relevant Person or otherwise in connection with the Vessel.
10.21	Environmental Incident. No Environmental Incident has occurred and no person has claimed that an Environmental Incident has occurred.
10.22	Ownership of the Charterer. The Charterer is legally and beneficially and indirectly wholly owned and controlled by the Guarantor.
10.23
Ownership of the Guarantor. The Guarantor is listed on the NASDAQ Composite and its shares are trading in accordance with all applicable laws and regulations. There is no change in the controlling shareholder of the Guarantor from the date of this Guarantee.

11	UNDERTAKINGS
11.1	General. The Guarantor undertakes with the Owner to comply with the following provisions of this Clause 11 at all times during the Security Period, except as the Owner may otherwise permit.
11.2
Information provided to be accurate. All financial and other information which is provided by or on behalf of the Guarantor under or in connection with the Leasing Documents will be true and not misleading and will not omit any material fact or consideration.

11.3	Provision of financial statements. The Guarantor will send to the Owner:
(a)
as soon as possible, but in no event later than one hundred and twenty (120) days after the end of each financial year of the Charterers, the audited annual financial statement accounts of the Charterers for that financial year as referred to in the Guarantor’s audited consolidated annual financial statement accounts of the Guarantor for that financial year to be delivered under Clause 11.3(c);

(b)	as soon as possible, but in no event later than ninety (90) days after the end of each half-year, the unaudited semi-annual accounts of the Charterers for that half-year;
(c)
as soon as possible, but in no event later than one hundred and twenty (120) days after the end of each financial year of the Guarantor, the audited consolidated annual financial statement accounts of the Guarantor for that financial year; and

(d)
as soon as possible, but in no event later than ninety (90) days after the end of each half-year, the semi-annual consolidated unaudited accounts of the Guarantor for that half-year certified as to their correctness by at least one director of the Guarantor.

11.4	Form of financial statements. All accounts (audited and unaudited) delivered under Clause 11.3 will:
(a)	be prepared in accordance with all applicable laws and generally accepted accounting principles in the United Stated consistently applied;
(b)
give a true and fair view of (in respect of the audited accounts) or fairly representing (in the case of the management accounts) the state of affairs of the Group at the date of those accounts and of their profit for the period to which those accounts relate;

(c)	fully disclose or provide for all significant liabilities of the Group; and
(d)	If not in the English language, be accompanied by an English translation duly certified as to its correctness.
11.5
Shareholder and creditor notices. The Guarantor will send the Owner, upon its request, copies of all communications which are despatched to the Guarantor’s shareholders or creditors or any class of them.

11.6
Consents. The Guarantor will obtain and promptly renew and will procure that each other Relevant Person obtains and promptly renews or procure the obtainment or renewal of and provide copies of, from time to time, any necessary consents, approvals, authorisations, licenses or permits of any regulatory body or authority for the transactions contemplated under each Leasing Document to which it is a party.

11.7	Valid obligations. The Guarantor will at its own cost, and will procure that each other Relevant Person will:

(a)
do all that such Relevant Person reasonably can to ensure that any Leasing Document to which such Relevant Person is a party validly creates the obligations and the Security Interests which such Relevant Person purports to create; and

(b)
without limiting the generality of paragraph (a), promptly register, file, record or enrol any Leasing Document to which such Relevant Person is a party with any court or authority in all Relevant Jurisdictions, pay any stamp duty, registration or similar tax in all Relevant Jurisdictions in respect of any Leasing Document to which such Relevant Person is a party, give any notice or take any other step which, is or has become necessary or desirable for any such Leasing Document to be valid, enforceable or admissible in evidence or to ensure or protect the priority of any Security Interest which such Relevant Person creates.

11.8
Notification of legal or administrative action. The Guarantor will provide or will procure that each other Relevant Person (other than the BP Charterer, the Builder and the Refund Guarantor) provides the Owner with details of any legal or administrative action involving such Relevant Person (other than the BP Charterer, the Builder and the Refund Guarantor) or the Vessel that is likely to have a Material Adverse Effect as soon as such action is instituted or it becomes apparent is likely to be instituted and is likely to have a Material Adverse Effect.

11.9	Notification of damage or default. The Guarantor:
(a)
will, and will procure that each other Relevant Person (other than the BP Charterer, the Builder and the Refund Guarantor) will, notify the Owner immediately of the occurrence of any damage and/or alteration caused to the Vessel by any reason whatsoever which results, or may be expected to result, in repairs on the Vessel which exceed $1,000,000; and

(b)	will, and will procure that each other Relevant Person will, notify the Owner immediately of the occurrence of any Termination Event, and will keep the Owner fully up-to-date with all developments and the Guarantor will, if so requested by the Owner, provide any such certificate signed by its authorised signatory, confirming that there exists no Potential Termination Event or Termination Event.
11.10
Additional information. The Guarantor will, and will procure that each other Relevant Person (other than the BP Charterer, the Builder and the Refund Guarantor) will, as soon as practicable after receiving the request, provide the Owner with any additional financial or other information relating:

(a)	to themselves and/or the Vessel (including, but not limited to the condition, location and employment status of the Vessel); or
(b)	to any other matter relevant to, or to any provision of any Leasing Document to which it is a party, which may be reasonably requested by the Owner (or their financiers (if any)) at any time, provided that, in the case of information on the employment status of the Vessel, such information shall be in form and substance satisfactory to the Owner and shall be provided by the Charterers to the Owner at least once every six-monthly period during each calendar year.
11.11
Compliance with operational laws. The Guarantor shall procure compliance, and will procure that each other Relevant Person will comply or procure compliance, with all laws or regulations relating to the Vessel and its construction, ownership, employment, operation, management and registration, including the ISM Code, the ISPS Code, all Environmental Laws and the laws of the Vessel’s registry.

11.12	Compliance with other laws.

(a)
The Guarantor shall comply, and shall procure that each other Relevant Person (other than the Builder and the Refund Guarantor) complies with all laws and regulations in respect of Sanctions, and in particular, they shall ensure that the Charterers shall effect and maintain a sanctions compliance policy to ensure compliance with all such laws and regulations implemented from time to time.

(b)	The Guarantor:
(i)
shall, and will procure that each other Relevant Person will, promptly notify the Owner of any non-compliance by any Relevant Person or their respective officers, directors, or employees with all laws and regulations relating to Sanctions, (including but not limited to notifying the Owner in writing immediately upon being aware that any Relevant Person or their respective shareholders, directors, officers or employees is a Restricted Person or has otherwise become a target of Sanctions) as well as provide all information (once available) in relation to its business and operations which may be relevant for the purposes of ascertaining whether any of the aforesaid parties are in compliance with such laws.

(ii)
shall, and will procure that each other Relevant Person (other than the BP Charterer, the Builder and the Refund Guarantor) will, promptly notify the Owner of any non-compliance by any Relevant Person (other than the BP Charterer, the Builder and the Refund Guarantor) or their respective officers, directors, or employees with all laws and regulations relating to Anti-Money Laundering Laws, Anti-Terrorism Financing Laws and/or Business Ethics Laws as well as provide all information (once available) in relation to its business and operations which may be relevant for the purposes of ascertaining whether any of the aforesaid parties are in compliance with such laws.

(c)
The Guarantor shall procure that the Vessel shall not be employed, operated or managed in any manner which (i) is contrary to any Sanctions and in particular, the Vessel shall not be used by or to benefit any party which is a target of Sanctions and/or is a Restricted Person or trade to any area or country where trading the Vessel to such area or country would constitute or reasonably be expected to constitute a breach of any Sanctions or published boycotts imposed by any of the United Nations, the European Union, the United States of America, the United Kingdom or the People’s Republic of China (provided that operation or use of the Vessel by the BP Charterer pursuant to the BP Charter shall not in any case be deemed to be in breach or contrary to any published boycotts imposed by the People’s Republic of China); (ii) would result or reasonably be expected to result in any Relevant Person or the Owner becoming a Restricted Person; or (iii) would trigger the operation of any sanctions limitation or exclusion clause in any insurance documentation.

(d)	The Guarantor shall, and shall procure that each other Relevant Person (other than the BP Charterer, the Builder and the Refund Guarantor) and their respective officers, directors and employees, will:
(i)	comply with all Anti-Money Laundering Laws, Anti-Terrorism Financing Laws and Business Ethics Laws;
(ii)
to the extent required by applicable law, maintain systems, controls, policies and procedures designed to promote and achieve ongoing compliance with Anti-Money Laundering Laws, Anti-Terrorism Financing Laws and Business Ethics Laws; and

(iii)
in respect of the Charterers, not use, or permit or authorize any person to directly or indirectly use, the Financing Amount for any purpose that would breach any Anti-Money Laundering Laws, Anti-Terrorism Financing Laws or Business Ethics Laws; and

(iv)	they shall not lend, invest, contribute or otherwise make available the Financing Amount to or for any other person in a manner which would result in a violation of Anti-Money Laundering Laws, Anti-Terrorism Financing Laws or Business Ethics Laws.
11.13
No Security Interests. The Guarantor will not and will procure that each other Relevant Person will not create, assume or permit to exist any Security Interest of any kind upon any Leasing Document to which it is a party or any asset subject thereto, other than the Permitted Security Interests.

11.14	Financial covenants.
(a)	The Guarantor shall ensure that, at any time during the Security Period, the Guarantor’s Leverage Ratio shall not be more than eighty per cent (80%).
(b)	The Guarantor shall ensure that all time during the Security Period the Liquid Funds shall not be less than the aggregate of:
(i)	$750,000 multiplied by the number of Fleet Vessels (other than the Chartered Fleet Vessels, the Vessel and the Other Vessel); and
(ii)	$500,000 multiplied by the number of the Chartered Fleet Vessels; and
(iii)	$1,000,000 multiplied by two (representing the Vessel and the Other Vessel).
In this Guarantee:
"50% Owned Vessel" means any ship or vessel (other than the Vessel, the Other Vessel, or any other Fleet Vessel) from time to time owned under a joint venture agreement where the relevant member of the Group owns at least 50 per cent. of the issued share capital of the jointly owned entity by the Guarantor (directly or indirectly) excluding, for the avoidance of doubt, any newbuilding vessels not delivered to such jointly owned entity.
"Chartered Fleet Vessel" means, at any relevant time, a Fleet Vessel (other than the Vessel and the Other Vessel) which is subject to a bareboat charter at that time and, in the plural, means all of them.
"Liquid Funds" means, at any time, cash at bank and credited to an account in the name of any member of the Group and to which the Guarantor is solely (or together with other members of the Group) beneficially entitled and for so long as such cash has not been blocked due to the existence of any Security Interest held by any bank or any other third party or otherwise.
"Leverage Ratio" means, at any date, the ratio (expressed as a percentage) of:
(a)	the Total Net Debt; and
(b)	the aggregate Market Value of all Fleet Vessels adjusted to include 50% of the value of 50% Owned Vessels.
“Market Value” means, in relation to the Vessel or any other Fleet Vessel or any 50% Owned Vessel at any relevant time, the arithmetic mean of two (2) valuations, each prepared:
(a)	on a date no earlier than fifteen (15) days previously;
(b)	with or without physical inspection of that Vessel;

(c)
on the basis of a sale for prompt delivery for cash on normal arm’s length commercial terms as between a willing seller and a willing buyer, free of any existing charter or other contract of employment, and such valuations shall be prepared by one Approved Valuer selected and appointed by the Owners and one Approved Valuer selected by the Charterers (but appointed by the Owners) provided that if the difference in the two valuations obtained is more than ten per cent. (10%) of the lower valuation obtained, a third Approved Valuer shall be selected and appointed by the Owners and the Market Value shall be the arithmetic mean of such three valuations and shall be binding to the Owners, the Guarantor and the Charterers.
“Total Net Debt" means, at any date, the aggregate Financial Indebtedness of the Group as per US GAAP as at such date, adjusted to include 50 per cent. of the Financial Indebtedness of any joint venture with a minimum holding of 50 per cent by any member of the Group, minus the aggregate amount of all cash balances standing on such date to the credit of a bank account of any Member of the Group, adjusted to include 50 per cent. of the cash balances of any entity holding directly 100% ownership of any 50% Owned Vessel, but excluding (x) any cash held in any bank account which is subject to any Security Interest which is not secured in favour of the Owner or the Other Owner and (y) the aggregate amount of Deposit (for the avoidance of doubt excluding any Deposit Interest) actually received and held by the Owners pursuant to the Bareboat Charter at such date.
“US GAAP” means the generally accepted accounting principles in the United States.
11.15
Compliance Certificate. The Guarantor shall supply to the Owner, a Compliance Certificate setting out (in reasonable detail) computations as to compliance with Clause 11.14 on each Testing Date; and each Compliance Certificate shall be signed by a Co-Chief Financial Officer of the Guarantor.

11.16	Negative Pledge. The Guarantor shall:
(a)	procure that the Charterers will not create or permit to arise any Security Interest over any of its assets present or future except for the Permitted Security Interests.; and
(b)
procure that its liabilities under this Guarantee will rank at least pari passu with all its other present and future unsecured liabilities, except for liabilities which are mandatorily preferred by law.

11.17
No disposal of assets, change of business. The Guarantor will not, and shall (at all times) procure that no other Relevant Person (other than the BP Charterer, the Builder and the Refund Guarantor) shall:

(a)
transfer, lease or otherwise dispose of all or a substantial part of their respective assets (or any of their assets, in the case of the Charterer), whether by one transaction or a number of transactions, whether related or not except in the usual course of their respective trading operations; or

(b)	make any substantial change (or any change, in the case of the Charterer) to the nature of their respective business or corporate structure from that existing as at the date of this Guarantee.
11.18	No merger etc. The Guarantor shall not enter into any form of merger, sub-division, amalgamation or other reorganisation.
11.19	FATCA. The Guarantor shall not, and shall procure that no Relevant Person (other than the BP Charterer, the Builder and the Refund Guarantor) will become a FATCA FFI or US Tax Obligor.

11.20
No payment of dividend. The Guarantor shall not declare, make or pay any dividend or other distribution (or interest on any unpaid dividend or other distribution) on or in respect of its share capital (whether in cash or in kind) upon the occurrence of a Termination Event described in clause 48 of the Bareboat Charter.

12	JUDGMENTS AND CURRENCY INDEMNITY
12.1
Judgments relating to Bareboat Charter and other Leasing Documents. This Guarantee shall cover any amount payable by any other Relevant Person under or in connection with any judgment or award relating to the Bareboat Charter and any other Leasing Document.

12.2
Currency indemnity. If any sum due from the Guarantor to the Owner under this Guarantee or under any order, judgment or award relating to this Guarantee has to be converted from the currency in which this Guarantee provided for the sum to be paid (the “Contractual Currency”) into another currency (the “Payment Currency”) for the purpose of:

(a)	making or lodging any claim or proof against the Guarantor, whether in its liquidation, any arrangement involving it or otherwise; or
(b)	obtaining an order, judgment or award from any court or other tribunal; or
(c)	enforcing any such order, judgment or award;
the Guarantor shall indemnify the Owner against the loss arising when the amount of the payment actually received by the Owner is converted at the available rate of exchange into the Contractual Currency.
In this Clause 12.2, the “available rate of exchange” means the rate at which the Owner is able at the opening of business (Shanghai time) on the Business Day after it receives the sum concerned to purchase the Contractual Currency with the Payment Currency.
13	SUPPLEMENTAL
13.1	Continuing guarantee. This Guarantee shall remain in force as a continuing security interest at all times during the Security Period.
13.2
Rights cumulative, non-exclusive. The Owner’s rights under and in connection with this Guarantee are cumulative, may be exercised as often as appears expedient and shall not be taken to exclude or limit any right or remedy conferred by law.

13.3
No impairment of rights under Guarantee. If the Owner omits to exercise, delays in exercising or invalidly exercises any of its rights under this Guarantee, that shall not impair that or any other right of the Owner under this Guarantee.

13.4
Severability of provisions. If any provision of this Guarantee is or subsequently becomes void, illegal, unenforceable or otherwise invalid, that shall not affect the validity, legality or enforceability of its other provisions.

13.5
Guarantee not affected by other Security Interests. This Guarantee shall not impair, nor be impaired by, any other guarantee or any right of set-off or netting or to combine accounts which the Owner may now or later hold in connection with the Bareboat Charter or any other Leasing Document.

13.6
Guarantor bound by Bareboat Charter and other Leasing Documents. The Guarantor agrees with the Owner to be bound by all provisions of the Bareboat Charter and any other Leasing Document in the same way as if those provisions had been set out (with any necessary modifications) in this Guarantee.

13.7
Applicability of provisions of Guarantee to other rights. Clauses 3 and 16 shall also apply to any right of set-off or netting or to combine accounts which the Guarantor creates by an agreement entered into at the time of this Guarantee or at any later time (notwithstanding that the agreement does not include provisions similar to Clauses 3 and 16), being an agreement referring to this Guarantee.

13.8	Third party rights. A person who is not a party to this Guarantee has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Guarantee.
13.9	Counterpart. This Guarantee may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Guarantee.
13.10	FATCA Information.
(a)	Subject to paragraph (c) below, each Party shall, within ten Business Days of a reasonable request by the other Party:
(i)	confirm to the other Party whether it is:
(A)	a FATCA Exempt Party; or
(B)	not a FATCA Exempt Party; and
(ii)
supply to the other Party such forms, documentation and other information relating to its status under FATCA (including its applicable “passthru payment percentage” or other information required under the US Treasury Regulations or other official guidance including intergovernmental agreements) as the other Party reasonably requests for the purposes of the other Party's compliance with FATCA.

(b)
If a Party confirms to the other Party pursuant to paragraph (a)(i) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not, or has ceased to be a FATCA Exempt Party, that Party shall notify the other Party reasonably promptly.

(c)	Paragraph (a) above shall not oblige either Party to do anything which would or might in its reasonable opinion constitute a breach of:
(i)	any law or regulation;
(ii)	any fiduciary duty; or
(iii)	any duty of confidentiality.
(d)
If a Party fails to confirm its status or to supply forms, documentation or other information requested in accordance with paragraph (a) above (including, for the avoidance of doubt, where paragraph (c) above applies), then:

(i)
if that Party failed to confirm whether it is (and/or remains) a FATCA Exempt Party then such Party shall be treated for the purposes of this Guarantee and the Leasing Documents as if it is not a FATCA Exempt Party; and

(ii)
if that Party failed to confirm its applicable "passthru payment percentage" then such Party shall be treated for the purposes of the Finance Documents (and payments made thereunder) as if its applicable "passthru payment percentage" is one hundred per cent. (100%), until (in each case) such time as the Party in question provides the requested confirmation, forms, documentation or other information.
14	ASSIGNMENT
14.1	Assignment by Owner.
Clauses 62 of the Bareboat Charter shall apply to this Guarantee as if they were expressly incorporated herein with any necessary modifications including the references to “the Charterers” therein shall be references to “the Guarantor” when applied herein and references to “the Leasing Document” and “this Charter” therein shall be references to “this Guarantee” when applied herein.
14.2	The Guarantor may not assign any of its rights or transfer any of its rights or obligations under this Guarantee.
15	NOTICES
15.1	Notices to Guarantor. Any notice or demand to the Guarantor under or in connection with this Guarantee shall be given by letter or fax or mail at:
TOP SHIPS INC.
Attention:  Alexandros Tsirikos
Email: atsirikos@topships.org
Tel: +30 210 8128180
Fax: +30 210 8056441
or to such other address which the Guarantor may notify to the Owner.
15.2	Validity of demands. A demand under this Guarantee shall be valid notwithstanding that it is served:
(a)	on the date on which the amount to which it relates is payable by the relevant Relevant Person under the Leasing Document to which it is a party;
(b)	at the same time as the service of a notice under clause 43 of the Bareboat Charter;
and a demand under this Guarantee shall (i) be in writing; (ii) be signed by a duly authorised officer of the Owner and delivered to the Guarantor pursuant to the provisions under this Guarantee; (iii) make reference to this Guarantee; (iv) specifically identify the Charterer or any other Relevant Person and the Guaranteed Obligations to be paid and/or performed (as the case may be); and (v) set forth payment instructions in respect of any amount or amounts payable to the Owner.
15.3	Notices to Owner. Any notice to the Owner under or in connection with this Guarantee shall be sent to the same address and in the same manner as notices to the Owner under the Bareboat Charter.
16	INVALIDITY OF BAREBOAT CHARTER
16.1	Invalidity of Bareboat Charter or other Leasing Documents. In the event of:
(c)
the Bareboat Charter or any other Leasing Document now being or later becoming, with immediate or retrospective effect, void, illegal, unenforceable or otherwise invalid for any other reason whatsoever, whether of a similar kind or not; or

(d)	without limiting the scope of paragraph (a), a bankruptcy of the Relevant Person party thereto, the introduction of any law or any other matter resulting in that Relevant Person being discharged from liability under the Bareboat Charter or other Leasing Document, or the Bareboat Charter or other Leasing Document ceasing to operate (for example, by interest ceasing to accrue);
this Guarantee shall cover any amount which would have been or become payable under or in connection with the Bareboat Charter or other Leasing Document if the Bareboat Charter or other Leasing Document had been and remained entirely valid, legal and enforceable, or that Relevant Party had not suffered bankruptcy, or any combination of such events or circumstances, as the case may be, and the Charterer had remained fully liable under it for liabilities whether invalidly incurred or validly incurred but subsequently retrospectively invalidated; and references in this Guarantee to amounts payable by that Relevant Party under or in connection with the Bareboat Charter or other Leasing Document shall include references to any amount which would have so been or become payable as aforesaid.
17	GOVERNING LAW AND ENFORCEMENT
17.1	Governing law.
This Guarantee and any non-contractual obligations arising out of or in connection with it are governed by English law.
17.2	Arbitration.
(a)
Any dispute arising out of or in connection with this Guarantee (including a dispute regarding the existence, validity or termination of this Guarantee or any non-contractual obligation arising out of or in connection with this Guarantee) (a "Dispute") shall be referred to and finally resolved by arbitration in London in accordance with the Arbitration Act 1996 or any statutory modification or re-enactment thereof save to the extent necessary to give effect to the provisions of this Clause 17. The arbitration shall be conducted in accordance with the London Maritime Arbitrators Association (“LMAA”) Terms current at the time when the arbitration proceedings are commenced.

(b)
The reference shall be to three arbitrators. A Party wishing to refer a Dispute to arbitration shall appoint its arbitrator and send notice of such appointment in writing to the other Party requiring the other Party to appoint its own arbitrators within 14 calendar days of that notice and stating that it will appoint its arbitrator as sole arbitrator unless any of the other Party appoints its own arbitrator and gives notice that it has done so within the 14 days specified. If the other Party does not appoint its own arbitrator and give notice that it has done so within the 14 days specified, the Party referring a Dispute to arbitration may, without the requirement of any further prior notice to the other Party, appoint its arbitrator as sole arbitrator and shall advise the other Party accordingly. The award of a sole arbitrator shall be binding on all Parties as if he had been appointed by agreement. Nothing herein shall prevent the Parties agreeing in writing to vary these provisions to provide for the appointment of a sole arbitrator.

(c)	Where the reference is to three arbitrators the procedure for making appointments shall be in accordance with the procedure for full arbitration stated above.
(d)	The language of the arbitration shall be English.
IN WITNESS WHEREOF this GUARANTEE has been executed as a DEED and delivered on the date stated at the beginning of this GUARANTEE.

SCHEDULE 1

FORM OF COMPLIANCE CERTIFICATE
To:
SEA 104 LEASING CO., LIMITED
From:
TOP SHIPS INC.
Date: _________________
Guarantee dated [●] 2018 (the “Guarantee”) in respect of a bareboat charter for m.v. “ECO BEVERLY HILLS”
Dear Sirs
1.
We refer to the Guarantee. This is a Compliance Certificate. Terms defined in the Guarantee have the same meaning when used in this Compliance Certificate unless given a difference meaning in this Compliance Certificate.

2.
We confirm that, as at the date hereof, no Termination Event has occurred and is continuing which has not been waived or remedied at the date hereof [or if that is not the case, specifying the same and the steps, if any, being taken to remedy the same].

3.	We confirm that, at any time during the Security Period, Leverage Ratio was not be more than 80 per cent (80%).
4.	We confirm that all time during the Security Period the Liquid Funds was not be less than the aggregate of:
(i)	$750,000 multiplied by the number of Fleet Vessels (other than the Chartered Fleet Vessels, the Vessel and the Other Vessel); and
(ii)	$500,000 multiplied by the number of the Chartered Fleet Vessels; and
(iii)	$1,000,000 multiplied by two (representing the Vessel and the Other Vessel).
Yours faithfully
Signed:____________________
Co-Chief Financial Officer of
TOP SHIPS INC.

EXECUTION PAGE

GUARANTOR

EXECUTED AS A DEED	)
by TOP SHIPS INC.	)
acting by Alexandros Tsirikos	)	/s/Alexandros Tsirikos
)
pursuant to a power of attorney dated 21 Nov 2018)
in the presence of:	)
)
Witness’ signature: /s/Andreas M. Louka	)
Witness’ name: Andreas M. Louka - Advocate	)
Witness’ address: 2 Peloponnisou Street	)
Filothel, 152 37, Greece	)

OWNER

SIGNED, SEALED and DELIVERED	)
by SEA 104 LEASING CO., LIMITED	)
acting by	)
being an attorney-in-fact	)
)
in the present of:	)
Witness’ signature:	)
Witness’ name:	)
Witness; address:	)

EXECUTION PAGE

GUARANTOR

EXECUTED AS A DEED	)
by TOP SHIPS INC.	)
acting by	)
)
pursuant to a power of attorney dated __________	)
in the presence of:	)
)
Witness’ signature:	)
Witness’ name:	)
Witness’ address:	)
)

OWNER

SIGNED, SEALED and DELIVERED	)
by SEA 104 LEASING CO., LIMITED	)
acting by	)	/s/
being an attorney-in-fact	)
)
in the presence of:	)
Witness’ signature: /s/	)
Witness’ name:	)
Witness; address: 22F, China Merchants Bank Building, No. 1088 Lujiazui Ring Road, Shanghai, China	)